Exhibit 99.1

NEWS

INVESTOR CONTACT:   (818) 225-3550
David Bigelow or Lisa Riordan

MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE REPORTS AUGUST 2007 OPERATIONAL RESULTS

CALABASAS, CA (September 13, 2007) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended August 31, 2007.  Key operational results included the following:

•                  Mortgage loan fundings for the month of August 2007 totaled $34 billion, a decrease of 17 percent from August 2006.

•                  Average daily mortgage loan application activity for August 2007 was $2.3 billion, a decline of 12 percent from August 2006.  The mortgage loan pipeline was $52 billion at August 31, 2007, as compared to $64 billion for the same period last year.

•                  The mortgage loan servicing portfolio continued to grow, reaching $1.5 trillion at August 31, 2007.  This is an increase of $226 billion, or 18 percent, from August 31, 2006.

•                  Commercial real estate funding volume for the month of August 2007 was $757 million, which compares to $273 million in August 2006.

•                  Banking Operations’ assets were $94 billion at August 31, 2007, which compares to $87 billion at August 31, 2006.

•                  Securities trading volume in the Capital Markets segment of $414 billion for August 2007 was 17 percent higher when compared to the same month last year.

•                  Net earned premiums from the Insurance segment were $135 million in August 2007, up 22 percent from August 2006.

“Residential mortgage loan activity for the month of August reflected current mortgage market conditions,” said David Sambol, President and Chief Operating Officer.  “Average daily application volume was down 12 percent as compared to both July 2007 and August 2006 as a result of the continued slowdown in housing and credit tightening in the mortgage market.  As a result, the pipeline of applications-in-process ended the month at $52 billion, which was down 17 percent from July 2007 and down 19 percent from August 2006.

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

“Adjusting to the turbulent conditions in the mortgage and credit markets, the Company has taken decisive steps since early August, which included:

•                  Addressing liquidity and funding needs by accelerating our plans to migrate the funding of our mortgage originations to Countrywide Bank, and our borrowing of $11.5 billion under our lines of credit.  Additionally, the Company recently arranged for $12 billion in additional secured borrowing capacity through new or existing credit facilities;

•                  Materially tightening product and underwriting guidelines such that all loans the Company now originates are eligible for Fannie Mae, Freddie Mac or Ginnie Mae securitization programs, or otherwise meet Countrywide Bank’s investment criteria;

•                  Taking advantage of reduced primary market competition to adjust pricing, which is expected to have a favorable impact on mortgage banking gain-on-sale margins and result in greater returns on the high-quality loans originated for our Bank’s investment portfolio; and

•                  Announcing plans to reduce expenses in response to lower expectations for mortgage origination market volume.  These plans include workforce reductions of up to 20 percent.

“Looking forward, the Company expects that it will be a long-term beneficiary of the current conditions and corrections in the mortgage industry, and we are confident that the actions which we have taken in response to the current environment will position us for profitable future growth and success,” Sambol concluded.

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500.  Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: increased cost of debt; reduced access to corporate debt markets; unforeseen cash or capital requirements; a reduction in secondary mortgage market investor demand; increased credit losses due to downward trends in the

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

economy and in the real estate market; increases in the delinquency rates of borrowers; competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in debt ratings; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in which Countrywide operates; the judgments and assumptions made by management regarding accounting estimates and related matters; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein.

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	August 31	August 31	August 31	August 31
	2007	2006	2007	2006
LOAN PRODUCTION
Number of Working Days in the Period	23	23	170	169
Average Daily Mortgage Loan Applications	$2,334	$2,645	$2,891	$2,599
Mortgage Loan Pipeline (loans-in-process)	$51,828	$64,125
Commercial Real Estate Loan Pipeline (loans-in-process)	$1,613	$1,730

Loan Fundings (2):
Retail Lending	$13,016	$14,021	$106,692	$102,916
Wholesale Lending	5,564	8,193	57,808	66,413
Correspondent Lending	15,597	16,185	145,609	113,264
Capital Markets Purchases	140	1,782	4,750	13,346
Banking Operations Purchases (2)	34	1,345	3,680	6,571
Total Mortgage Loan Fundings	34,351	41,526	318,539	302,510
Commercial Real Estate Lending	757	273	6,472	2,663
Total Loan Fundings	$35,108	$41,799	$325,011	$305,173

Total Bank Loan Fundings (3)	$27,396	$14,578	$148,270	$68,311

Loan Fundings in Units (2):
Retail Lending	81,231	88,698	626,652	666,286
Wholesale Lending	27,408	40,740	280,400	322,949
Correspondent Lending	82,938	82,777	733,108	567,804
Capital Markets Purchases	470	6,978	15,355	51,279
Banking Operations Purchases (2)	164	5,683	37,597	49,821
Total Mortgage Loan Fundings	192,211	224,876	1,693,112	1,658,139
Commercial Real Estate Lending	141	39	852	310
Total Loan Fundings	192,352	224,915	1,693,964	1,658,449

Total Bank Loan Fundings (3)	156,255	88,429	873,832	477,902

Mortgage Loan Fundings (2)(4):
Purchase	$17,193	$19,605	$134,317	$140,134
Non-purchase	17,158	21,921	184,222	162,376
Total Mortgage Loan Fundings	$34,351	$41,526	$318,539	$302,510

Mortgage Loan Fundings by Product (2):
Government Fundings	$2,198	$1,161	$13,718	$8,400
ARM Fundings	$8,687	$19,323	$95,307	$149,340
Home Equity Fundings	$3,212	$4,275	$28,275	$33,326
Nonprime Fundings	$1,267	$3,722	$16,673	$27,487

MORTGAGE LOAN SERVICING (5)
Volume	$1,454,121	$1,228,518
Units	8,964,565	7,890,954
Subservicing Volume (6)	$23,530	$23,179
Subservicing Units	224,476	209,126
Prepayments in Full	$15,199	$19,783	$149,467	$138,982
Bulk Servicing Acquisitions	$1,106	$534	$21,598	$740
Servicing Portfolio Performance - CHL (7)
Delinquency as a percentage of:
unpaid principal balance	4.90%	3.65%
number of loans serviced	5.05%	4.15%
Foreclosures Pending as a percentage of:
unpaid principal balance	1.20%	0.48%
number of loans serviced	0.89%	0.50%

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	August 31	August 31	August 31	August 31
	2007	2006	2007	2006
LOAN CLOSING SERVICES (units)
Credit Reports	1,071,685	920,379	7,942,671	6,922,299
Flood Determinations	287,852	302,948	2,343,745	2,260,329
Appraisals	164,453	117,367	1,027,669	835,183
Automated Property Valuation Services	1,056,932	939,734	6,432,862	5,504,996
Other	37,356	19,918	220,269	133,229
Total Units	2,618,278	2,300,346	17,967,216	15,656,036

CAPITAL MARKETS
Securities Trading Volume (8)	$413,899	$353,106	$2,892,098	$2,544,422

BANKING
Banking Operations Assets (in billions)	$94	$87

INSURANCE
Net Premiums Earned:
Carrier	$110.1	$92.1	$768.3	$624.7
Reinsurance	24.7	18.7	176.7	144.1
Total Net Premiums Earned	$134.8	$110.8	$945.0	$768.8

Period-end Rates
10-Year U.S. Treasury Yield	4.54%	4.74%
FNMA 30-Year Fixed Rate MBS Coupon	6.01%	5.93%

(1)     This data reflects current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company.  All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company.  Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)     During December 2006, the Company began reporting Banking Operations purchases from third parties. Prior months have been restated to reflect these purchases.

(3)     These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions and Countrywide Commercial Real Estate Finance, Inc., purchased from non-affiliates or originated by Countrywide Bank and are included in “Total Loan Fundings” above. The amounts include loans funded for both investment and for sale and commercial real estate loans processed by Countrywide Bank. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(4)     Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(5)     Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(6)     Subservicing volume for non-Countrywide entities.

(7)     Excluding subserviced loans and portfolios purchased at a discount due to their non-performing status. Delinquencies as a percentage of unpaid principal balance and numbers of loans serviced exclude loans in foreclosure.

(8)     Includes trades with Mortgage Banking Segment.

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